Mail Stop 6010


April 14, 2006


John A. MacFarland, Chief Executive Officer
Baldor Electric Company
5711 R. S. Boreham Jr. Street
Fort Smith, Arkansas 72908

Via U S Mail and FAX [(479) 648-5701]


Re:	Baldor Electric Company
	Form 10-K for the fiscal year ended December 31, 2005
	Forms 10-Q for 2005
	File No.  1-7284


Dear Mr. MacFarland:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant